UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 18, 2018 (October 12, 2018)

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

974 Centre Road
Wilmington, Delaware 19805
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.06 Material Impairments

On October 12, 2018, E. I. du Pont de Nemours and Company (the “company” or “DuPont”) concluded that non-cash impairment charges are required under generally accepted accounting principles of the United States, in the quarter ended September 30, 2018 of about $4.6 billion for goodwill and other assets associated with its agriculture reporting unit. No portion of the impairment charges relates to future cash expenditures.

The company tests goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter or more frequently when events or changes in circumstances indicate that the fair value may be below its carrying value. Under the Agreement and Plan of Merger, dated as of December 11, 2015, as amended, The Dow Chemical Company (“Dow”) and the company each merged with wholly owned subsidiaries of DowDuPont Inc. on August 31, 2017, and, as a result became subsidiaries of DowDuPont Inc. (collectively, the "Merger"). For purposes of DowDuPont Inc.’s financial statement presentation, Dow was determined to be the accounting acquirer in the Merger, and the company’s assets and liabilities were measured at fair value as of the date of the Merger. In connection with the merger and the related accounting determination, DuPont elected to apply push-down accounting and reflect in its financial statements the fair value of its assets and liabilities. Therefore, the company’s reporting units became more susceptible to impairment for any decline in fair value since the Merger.

During the third quarter of 2018, and in connection with strategic business reviews, the company assembled updated cash flow projections. The revised cash flow projections of the agriculture reporting unit reflect the anticipated impacts of events and circumstances that have developed during 2018, resulting in a reduction in the long-term forecasts of sales and profitability as compared to prior forecasts. The reduction in cash flow projections was principally driven by lower growth in sales and margins in North America and Latin America and unfavorable currency impacts related to the Brazilian real.  The lower growth expectation is driven by reduced planted area, an expected unfavorable shift to soybeans from corn in Latin America, and delays in expected product registrations. In addition, decreases in commodity prices and higher than anticipated industry grain inventories are expected to impact farmers’ income and buying choices resulting in shifts to lower technologies and pricing pressure.

The company considered the combination of these events and circumstances in 2018, and the resulting reduction in its cash flow projections for the agriculture reporting unit, to be a triggering event that required the company to perform an impairment analysis of the agriculture reporting unit's goodwill and indefinite-lived intangible assets as of September 30, 2018. In reviewing the indefinite-lived intangible assets, the company also determined that the fair value of certain in-process research and development (“IPR&D”) assets had declined as a result of delays in timing of commercialization and increases to expected research and development costs. As a result of the analysis performed, as of September 30, 2018, the company expects to record after-tax, non-cash impairment charges of about $4.5 billion for goodwill and $0.1 billion for certain indefinite-lived assets associated with its agriculture reporting unit.

During the quarter ended September 30, 2018, the company expects to record a tax provision charge of approximately $75 million for a valuation allowance against the net deferred tax asset position of a Brazilian legal entity and an after-tax charge of about $40 million for an “other-than-temporary” impairment of certain non-consolidated affiliates in China, respectively. These charges are primarily due to the impact of the 2018 events and circumstances discussed above.

Cautionary Statement About Forward-Looking Statements

Certain statements in this report are “forward-looking statements” within the meaning of the federal securities laws, including those that discuss the expected impairment charges and valuation allowance, as well as those regarding the events, circumstances and assumptions and their anticipated impact on the agriculture reporting unit that underlie these matters. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “target,” and similar expressions, and variations or negatives of these words are intended to identify such forward-looking statements.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond DuPont's control. DuPont does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ Jeanmarie F. Desmond
Jeanmarie F. Desmond
Vice President and Controller

October 18, 2018

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